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                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

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                                   FORM 8-K



(X)  CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
     THE SECURITIES EXCHANGE ACT OF 1934



Date of report (Date of earliest event reported)   February 26, 1997
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                          AMERICAN TELECASTING, INC.
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            (Exact Name of Registrant as Specified in Charter)


          Delaware                      0-23008                 54-1486988
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(State or Other Jurisdiction    (Commission File Number)      (IRS Employer
     of Incorporation)                                      Identification No.)


5575 Tech Center Drive, Colorado Springs CO                            80919
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 (Address of Principal Executive Offices)                            (Zip Code)


Registrant's telephone number, including area code  (719) 260-5533
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       (Former Name or Former Address, if Changed Since Last Report)



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Item 5.  Other Events

     On February 26, 1997, American Telecasting, Inc. (the "Company") entered into a $17,000,000 credit facility the ("Facility") with Banque Indosuez, New York Branch (the "Bank"), as agent, and participating lending institutions (the "Banks"). Proceeds of the Facility are to be used to repay a portion of the Company's existing debt, for capital expenditures, to complete certain pending acquisitions of wireless cable channel rights, and for working capital and other general corporate purposes.

     The term of the Facility is up to twelve months. The loan must be repaid earlier than the specified termination date and certain mandatory prepayments shall be made with proceeds from debt issuances or certain asset sales. The Facility bears interest at a rate of 12.5%, which rate shall increase by 0.05% per quarter. Borrowings under the Facility are secured by a security interest in favor of the Banks in substantially all of the assets of the Company and its subsidiaries. The Facility is further secured by a pledge of the stock of substantially all of the Company's subsidiaries as well as a pledge of the note due to the Company from its Fresno subsidiary.

     The Company paid the Banks a commitment fee of $340,000. At closing, the Company paid an additional fee of $340,000 and reimbursed the Banks for their out of pocket expenses incurred in conjunction with the making of the loan. During the term of the Facility, the Company is required to pay to each of the Banks a commitment commission on the unused loan balance at the annual rate of 0.50%.

     At closing, the Company also delivered 4,500 bond appreciation rights ("BARs") and an option to exercise 141,667 debt warrants or 141,667 equity warrants. The debt warrants give the holder the right to increase the principal amount of the loan by $6.00 per warrant, or the right to require the Company to purchase the debt warrant for $6.00 per warrant. The debt warrants are exercisable or puttable during a five-day period beginning on the earlier of one year from the date of issuance, or notice that payment in full of the Facility has occurred or will occur shortly. The equity warrants give the holder the right to purchase up to 141,667 shares of the Company's Class A Common Stock for a price of $3.281 per share. Pursuant to the option agreement relating to the warrants, the equity warrants become exercisable only to the extent that the holder elects not to exercise or put the debt warrants or, if the holder elects to put the debt warrants to the Company, the Company fails to make payment therefor within the time required. Amounts payable in connection with the BARs are based upon the appreciation in price of $4.5 million face value of the Company's Senior Discount Notes due 2004 (the "2004 Notes"). The BARs are exercisable after the earlier of June 15, 1999 or the occurrence of an Event of Default under the 2004 Notes. The payment due upon exercise of each BAR is equal to the market price of the 2004 Notes on the closing date less $290. The net value of the BARs is payable to holders of the BARs in cash. The Company has deposited $1.0 million in escrow to satisfy certain interest obligations.
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SIGNATURES

     Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                   AMERICAN TELECASTING, INC.


                                   By:  /s/ David K. Sentman
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                                        David K. Sentman
                                        Sr. Vice President and
                                        Chief Financial Officer


Date:  March 11, 1997